Wako Logistics Group, Inc.
920 East Algonquin Road, Suite 120
Schaumburg, IL 60173 USA

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
REQUESTED NOT TO SEND US A PROXY

General

This Information Statement is being furnished to the holders of common stock, par value $0.001 per share, of Wako Logistics Group, Inc., a Delaware corporation (the “Company”), as of November 30, 2007, in connection with the approval, by written consent of the holders of all of the Company’s Series A Convertible Preferred Stock and a majority of the Company’s common stock, of an amendment to the Company’s Restated Certificate of Incorporation to change the Company’s name from Wako Logistics Group, Inc. to WLG Inc (the “Name Change”).

This Information Statement will be mailed on or about December 19, 2007, to those persons who were stockholders of the Company as of the close of business on November 30, 2007. The Name Change is expected to become effective on or about December 21, 2007.

The cost of this Information Statement will be borne by the Company.

The holders of all of the outstanding shares of the Company’s Series A Convertible Preferred Stock and a majority of the Company’s common stock have approved the Name Change by written consent. Accordingly, since the necessary approvals have been obtained, this Information Statement is being furnished solely for the purpose of providing notice to the Company’s stockholders of the Name Change as required by Section 228 of the Delaware General Corporation Law (the “DGCL”).

ACTION TAKEN BY WRITTEN CONSENT

The Name Change was approved by the Company’s Board of Directors by written consent dated November 30, 2007. Pursuant to Section 213 of the DGCL, the close of business as of November 30, 2007, is the record date (the “Record Date”) for determining the stockholders entitled to give written consent to the Name Change. Christopher Wood, the holder of 100% of the Series A Convertible Preferred Stock, and the holders of an aggregate of 24,394,564 shares of the Company’s outstanding common stock as of the Record Date, being equal to approximately 77.7% of the number of shares of Common Stock then outstanding, have executed written consents approving the Name Change.

Pursuant to Section 242 of the DGCL, the approval of a majority of the Company’s voting power is required in order to effect the Name Change. Section 228 of the DGCL eliminates the need to hold a special meeting of the Company’s stockholders to approve the Name Change by providing that, unless Company’s Restated Certificate of Incorporation or Bylaws state otherwise, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if, before or after the action, a written consent is signed by stockholders holding at least a majority of the Company’s voting power. In order to eliminate the costs and management time involved in holding a special meeting and in order to effect the Name Change as early as possible, the Company’s Board of Directors resolved to proceed with the Name Change by written consent of the Company’s stockholders.

EXPECTED DATE FOR EFFECTING THE NAME CHANGE

A certificate of amendment was filed with the Delaware Secretary of State on December 3, 2007, which specified that the effective date of the Name Change will be December 21, 2007.

OUTSTANDING VOTING STOCK

As of the Record Date, there were 2,000,000 shares of Series A Convertible Preferred Stock and 31,400,094 shares of common stock outstanding. The Company’s Series A Convertible Preferred Stock and common stock constitute the outstanding classes of voting securities of the Company. Each share of Series A Convertible Preferred Stock and common stock entitles the holder thereof to one vote on all matters submitted to stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of the Record Date, with respect to the beneficial ownership of our preferred and common stock by: (i) all directors; (ii) the Named Executive Officers; (iii) all current executive officers and directors as a group; and (iv) each stockholder known by us to be the beneficial owner of more than 5% of our common stock.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (e) (f)	Percent of Class
Series A Convertible Preferred Stock	Chris Wood	2,000,000 (a )	100%
Common Stock	Chris Wood	21,684,550 (a )	64.9%
	David Koontz	200,000 (b)	*
	Remo Picchietti	4,710,014	15.0%
	Paul Pomroy	1,589,000 (c )	5.1%
	All directors and executive officers as a group (eight persons)	28,144,864 (d )	84.3%
* Less than 1%.

(a)  Mr. Wood owns 19,684,450 shares of common stock directly and beneficially 100 shares of a family member. In addition, he owns 2.0 million shares of the Company’s Series A Convertible Preferred Stock which is convertible at any time into 2.0 million shares of common stock. For the purpose of determining Mr. Wood’s direct and beneficial ownership of common stock, it has been assumed that Mr. Wood exercised the conversion privilege to convert the Series A Convertible Preferred Stock into 2.0 million shares of common stock.

(b) Consists of shares of common stock issuable upon exercise of options held by Mr. Koontz.

(c)  Mr. Pomroy holds 1,589,000 shares of the Company’s common stock in a trust that he controls. In addition, he beneficially owns an additional 3,000 shares that are in the names of his minor children.

(d)  In addition to the three officers disclosed in the above table, another five officers hold shares of the Company’s common stock. One officer holds 100,000 shares in a trust he controls and beneficially owns 3,000 shares of common stock owned by direct family members. One officer holds options to purchase 1,524 shares of common stock that, as of November 15, 2007, may be exercised. The other officers all hold their shares directly and own no shares beneficially.

(e)  Beneficial ownership information is based on information provided to the Company. Except as indicated, and subject to community property laws when applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(f)  The percentages shown are calculated based upon 31,400,094 shares of common stock outstanding on November 30, 2007. The numbers and percentages shown include the shares of common stock actually owned as of November 30, 2007, and the shares of common stock that the person or group had the right to acquire within 60 days of November 30, 2007. In calculating the percentage of ownership, all shares of common stock that the identified person or group had the right to acquire within 60 days of November 30, 2007, upon the exercise of options, warrants or conversion privilege are deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person.

Reasons for the Name Change

The primary purpose of the name change is to have a name that the Board of Directors believes will be more international, easily recognizable and to develop better brand recognition both globally and in the United States.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THIS INFORMATION STATEMENT IS FOR INFORMATIONAL PURPOSES ONLY.

By Order of the Board of Directors

/s/ Chris Wood
Chris Wood